EXHIBIT 23.01


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The AES Corporation on Form S-8 of our report dated January 29, 2001 (May 23, 2001 as to Note 20), relating to the consolidated financial statements of The AES Corporation, appearing in the Current Report on Form 8-K of The AES Corporation dated June 5, 2001.

We also consent to the incorporation by reference in this Registration Statement of our report dated January 25, 2001 (March 27, 2001 as to footnote
1), relating to the consolidated financial statements of IPALCO Enterprises, Inc., appearing in the Current Report on Form 8-K/A of The AES Corporation dated June 8, 2001.


/s/ Deloitte & Touche LLP
-------------------------
Deloitte & Touche  LLP

McLean, Virginia
August 6, 2001